EXHIBIT 5.1
Troy & Gould Professional Corporation
1801 Century Park East, 16th Floor
Los Angeles, California 90067
May 30, 2006
Xenonics Holdings, Inc.
2236 Rutherford Road, Suite 123
Carlsbad, California 92008
Ladies and Gentlemen:
     You have requested our opinion in connection with the filing by Xenonics Holdings, Inc., a Nevada corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the offering for resale of up to 1,500,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), comprised of 1,000,000 shares (the “Issued Shares”) of Common Stock which are issued and outstanding and 500,000 shares (the “Warrant Shares”) of Common Stock that are issuable upon the exercise of outstanding warrants (the “Warrants”).
     In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Articles of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, the Warrants, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that the Registration Statement to be filed by the Company with the Commission will be identical in all material respects to the form of the Registration Statement that the Company has provided to us for our review, and that all factual statements made by the Company in the Registration Statement are accurate and complete.
     The law covered by our opinion is limited to the internal corporate laws of the State of Nevada. We neither express nor imply any opinion (and we assume no responsibility) with respect to any other laws or the laws of any other jurisdiction or with respect to the application or effect of any such laws.
     This opinion is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us is set forth below, and no opinion may be implied or inferred beyond that expressly stated below.
     Based upon the foregoing, and in reliance thereon, we are of the opinion that (i) the Issued Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Troy & Gould Professional Corporation